Exhibits 5.2 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]
August 14, 2025

Verizon ABS II LLC
One Verizon Way
Basking Ridge, New Jersey 07920

Re:            Verizon Master Trust, Series 2023-7, Class C Notes

Ladies and Gentlemen:

We have acted as special counsel to Verizon ABS II LLC, a Delaware limited liability company (the “Depositor”) and Verizon Master Trust, a Delaware statutory trust (the “Trust”) in connection with the offering and sale of $24,520,000 aggregate principal amount of 4.61% Asset Backed Notes, Class C (the “Underwritten Notes”) issued by the Trust. The Underwritten Notes will be offered and sold to the Underwriter (as defined below) by the Depositor pursuant to the Underwriting Agreement, dated as of August 7, 2025 (the “Underwriting Agreement”), by and among the Depositor, Cellco Partnership d/b/a Verizon Wireless, and RBC Capital Markets, LLC, as the underwriter identified therein (the “Underwriter”).

In connection with the issuance and sale of the Underwritten Notes, the Depositor has prepared a prospectus dated August 7, 2025 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriter in confirming sales of the Underwritten Notes, are together called the “Prospectus”).  The Trust was formed pursuant to a Trust Agreement, dated as of February 3, 2021, between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of May 25, 2021, as amended, between the Depositor and the Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration Nos. 333‑278415 and 333-278415-01), as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 thereto, for the registration of the Underwritten Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”). In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Underwritten Notes were issued pursuant to an Indenture, dated as of November 20, 2023 (the “Series 2023-7 Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and note paying agent and were previously retained by Verizon DPPA True-up Trust (the “True Up Trust”). Pursuant to the Transfer Agreement, dated as of August 14, 2025,

August 14, 2025

between the True Up Trust and the Depositor, the True Up Trust transferred the Underwritten Notes to the Depositor for the acquisition price set therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Underwritten Notes to the benefits of the Series 2023-7 Indenture and their enforceability against the Trust in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Underwritten Notes is subject to the following general qualifications:
(iii)
the enforceability of any obligation of the Trust or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(iv)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Underwritten Notes, when duly authorized by all requisite statutory trust action on the part of the Trust, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Series 2023-7 Indenture, and when delivered against payment of the purchase price therefor as described in the Underwriting Agreement, will be entitled to the benefits of the Series 2023-7 Indenture and will constitute the binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

August 14, 2025

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP